                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13D

                 Under the Securities Exchange Act of 1934
                            (Amendment No.          )*
                                          ---------

                        Mezzanine Investment Corporation
           --------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
           --------------------------------------------------------
                          (Title of Class of Securities)

                                  593175 10 2
           --------------------------------------------------------
                                 (CUSIP Number)
              Matthew S. Kerper   714-430-9209  ext. 208
              1516-D Brookhollow Dr. Santa Ana, CA 92705
           --------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

                                    12-25-99
           --------------------------------------------------------
            (Date of Event which Requires Filing of this Statement)

   If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box / /.

   NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.

   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

   The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                        (Continued on following page(s))

                              Page 1 of  3  Pages
                                        ---


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CUSIP No. 593175 10 2                 13D                 Page  2  of  3  Pages
          -----------                                          ---    ---

Jason Daggett
-------------------------------------------------------------------------------
 (1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons


-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member     (a)  / /
     of a Group*                               (b)  / /
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Source of Funds*
                                       PF
-------------------------------------------------------------------------------
 (5) Check if Disclosure of Legal Proceedings is Required Pursuant to
     Items 2(d) or 2(e)
-------------------------------------------------------------------------------
 (6) Citizenship or Place of Organization
                                       United States
-------------------------------------------------------------------------------
Number of Shares              (7) Sole Voting
 Beneficially Owned                 Power                  3,000
 by Each Reporting           --------------------------------------------------
 Person With                  (8) Shared Voting
                                    Power
                             --------------------------------------------------
                              (9) Sole Dispositive
                                    Power
                             --------------------------------------------------
                             (10) Shared Dispositive
                                    Power
-------------------------------------------------------------------------------
(11) Aggregate Amount Beneficially Owned by Each Reporting Person
                                                           3,000
-------------------------------------------------------------------------------
(12) Check if the Aggregate Amount in Row (11) Excludes Certain Shares*

-------------------------------------------------------------------------------
(13) Percent of Class Represented by Amount in Row (11)
                                                           9.0909%
-------------------------------------------------------------------------------
(14) Type of Reporting Person*
                                                           IN
-------------------------------------------------------------------------------
                    *SEE INSTRUCTION BEFORE FILLING OUT!


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                                                          Page  3  of  3  Pages
                                                               ---    ---

ITEM 1.  SECURITY AND ISSUER

         Common Stock
         Mezzanine Investment Corporation
         1516-D Brookhollow Drive Santa Ana, CA 92705



ITEM 2.  IDENTITY AND BACKGROUND

         Jason Daggett                                     Investment Banking
         28955 Pacific Coast Hwy, #210                     D) NO
         Malibu, CA 90265                                  E) NO
                                                           F) United States





ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

         Services Rendered
         $3,000 Value



ITEM 4.  PURPOSE OF TRANSACTION

         Acquisition of securities for long-term growth





ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER

         3,000 Shares Sole Voting Power

         9.0909%




ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

         NONE





ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS

         NONE





                                  SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                      12-30-1999
                                       ----------------------------------------
                                       (Date

                                       /s/ Matthew S. Kerper
                                       ----------------------------------------
                                       (Signature)

                                       Matthew S. Kerper, Authorized Signatory
                                       ----------------------------------------
                                       (Name/Title)